Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Jay Brown, CFO Fiona McKone, VP - Corporate Finance Crown Castle International Corp. 713-570-3050

CROWN CASTLE ANNOUNCES CLOSING OF OFFERING OF SENIOR SECURED NOTES BY CERTAIN SUBSIDIARIES

December 24, 2012 – HOUSTON, TX – Crown Castle International Corp. (“Crown Castle”) (NYSE:CCI) announced today that its subsidiary, CC Holdings GS V LLC (“CCL”), has closed its previously announced offering of $500.0 million aggregate principal amount of senior secured notes due 2017 and $1.0 billion aggregate principal amount of senior secured notes due 2023 (collectively, the “Notes”).  CCL, through its subsidiaries, holds a majority of the U.S. towers originally acquired by Crown Castle in its 2007 acquisition of Global Signal, Inc.
The Notes are guaranteed by certain of CCL’s direct and indirect subsidiaries.  The Notes and the guarantees are secured on a first priority basis by a pledge of the equity interests of the guarantors.  The Notes are not guaranteed by and will not constitute obligations of Crown Castle or any of its other subsidiaries.
 The Notes were offered in the United States to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States under Regulation S under the Securities Act.  The Notes have not been registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Crown Castle delivered today to the holders of its outstanding 9.00% Senior Notes due 2015 (“9% Notes”) a notice of redemption to redeem any and all of the 9% Notes not purchased in its previously announced cash tender offer for the 9% Notes.  All of the remaining then outstanding 9% Notes will be redeemed on January 23, 2013.  The early tender period for the previously announced tender offer expires today at 11:59 p.m. (EST).
In addition, on December 11, 2012, CCL delivered to the holders of its outstanding 7.750% Senior Secured Notes due 2017 (“7.750% Notes”) a conditional notice of redemption to redeem any and all of the 7.750% Notes not purchased in its previously announced cash tender offer for the 7.750% Notes, which notice became unconditional today.  All of the remaining then outstanding 7.750% Notes will be redeemed on January 10, 2013.  The expiration date for the previously announced tender offer is today at 11:59 p.m. (EST).

News Release continued:

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. The term “including,” and any variation thereof, means “including, without limitation.”